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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ENEXI HOLDINGS, INC.,
CAIBAN HOLDINGS, INC.,
CAIBAN ENTERPRISES, INC.,
AND
STOCKHOLDERS OF CAIBAN ENTERPRISES, INC.

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TABLE OF CONTENTS

ARTICLE I: MERGER OF NEWCO WITH AND INTO CAIBAN AND RELATED MATTERS		1
1.1	The Merger	1
1.2	Conversion of Stock; Conversion of Outstanding Options	2
1.3	Merger Consideration	2
1.4	Additional Rights; Taking of Necessary Action; Further Action	3
1.5	No Further Rights or Transfers	3
ARTICLE II: THE CLOSING		3
2.1	Closing Date	3
2.2	Closing Transactions	4
ARTICLE III: CERTAIN CORPORATE ACTION		5
3.1	Caiban Corporate Action; Stockholder Consent	5
3.2	Acquiror and Newco Corporate Action	5
ARTICLE IV: REPRESENTATIONS AND WARRANTIES		6
4.1	Representations and Warranties of Caiban	6
4.2	Representations and Warranties of the Stockholders	13
4.3	Representations and Warranties of Acquiror and Newco	15
ARTICLE V: AGREEMENTS OF THE PARTIES		17
5.1	Access to Information	17
5.2	Confidentiality; No Solicitation	17
5.3	Interim Operations	19
5.4	Consents	21
5.5	All Reasonable Efforts	21
5.6	Public Announcements	21
5.7	Notification of Certain Matters	21
5.8	Expenses	22
5.9	Documents at Closing	22
5.10	Prohibition on Trading in Acquiror Stock	22
5.11	Reservation of Shares	22
5.12	Indemnification	22
5.13	Acknowledgment of Approvals; Approval of Stockholders	23
5.14	Matters of Corporate Governance	23
5.15	Production of Schedules and Exhibits	23
ARTICLE VI: CONDITIONS TO CONSUMMATION OF THE MERGER		24
6.1	Conditions to Obligations of Caiban	24
6.2	Conditions to Acquiror's Obligations	24
ARTICLE VII: TERMINATION		25
7.1	Termination	25
7.2	Notice and Effect of Termination	26
7.3	Extension; Waiver	26
7.4	Amendment and Modification	26

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ARTICLE VIII: MISCELLANEOUS		27
8.1	Survival of Certain Representations and Warranties; Remedies	27
8.2	Notices	27
8.3	Agreement; Assignment	28
8.4	Binding Effect; Benefit	28
8.5	Headings	28
8.6	Counterparts	28
8.7	Governing Law	28
8.8	Arbitration	28
8.9	Severability	28
8.10	Release and Discharge	28
8.11	Certain Definitions	29

EXHIBITS

Exhibit 1.1(c)(v)—Form of Certificate of Merger
Exhibit 4.1(a)(i)—Certificate of Incorporation and Bylaws of Caiban
Exhibit 4.3(a)—Certificate of Incorporation and Bylaws of Acquiror and Newco
Schedule of Exceptions

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AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of April 12, 2002, by and among ENEXI HOLDINGS, INC., a Delaware corporation ("Acquiror"), CAIBAN HOLDINGS, INC., a Delaware corporation and wholly owned subsidiary of Acquiror ("Newco"), CAIBAN ENTERPRISES, INC., a California corporation ("Caiban"), and the stockholders of Caiban (collectively, the "Stockholders").

RECITALS

        WHEREAS, Acquiror and Caiban have determined that it is in the best interests of their respective stockholders for Newco to merge with and into Caiban upon the terms and subject to the conditions set forth in this Agreement; and

        WHEREAS, the respective Boards of Directors of Acquiror, Caiban and Newco have each approved this Agreement and the consummation of the transactions contemplated hereby and approved the execution and delivery of this Agreement; and

        WHEREAS, for federal income tax purposes, it is intended that the merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code");

        NOW, THEREFORE, in consideration of the foregoing premises and representations, warranties and agreements contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

MERGER OF NEWCO WITH AND INTO CAIBAN
AND RELATED MATTERS

  The Merger.

        Upon the terms and conditions of this Agreement, at the "Effective Time" (as defined herein), Caiban shall be merged with and into Newco (the "Merger") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), the separate corporate existence of Caiban shall cease and Newco shall continue as the surviving corporation (the "Surviving Corporation") under the laws of the State of Delaware.

        The Merger shall become effective upon the filing of certificates of mergers with the Secretaries of State of the States of Delaware and California (collectively, the "Certificates of Merger") in accordance with the provisions of Section 252 of the DGCL and Section 1103 of the California Corporations Code ("CCC"), respectively, and the confirmation by the Certificates of Merger that the Merger is effective as of such filing date. The date and time when the Merger shall become effective is referred to herein as the "Effective Time."

        At the Effective Time:

          Newco shall continue its existence under the laws of the State of Delaware as the surviving corporation;

          the separate corporate existence of Caiban shall cease;

          all rights, title and interests to all assets, whether tangible or intangible and any property or property rights owned by Newco or Caiban shall be allocated to and vested in the Surviving Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon, and all liabilities and obligations of Caiban or Newco shall be allocated to the Surviving Corporation, which shall be the primary obligor therefor and, except as otherwise provided by law or contract, no other party to the Merger, other than the Surviving Corporation, shall be liable therefor;

          the Certificate of Incorporation of the Surviving Corporation shall be the Certificate of Incorporation of Caiban as in effect immediately prior to the consummation of the Merger;

          Each of Newco and Caiban shall execute and deliver, and file or cause to be filed with the Secretaries of State of the States of Delaware and California, a Certificate of Merger, in form and substance acceptable to all parties hereto, and in the form attached hereto as Exhibit 1.1(c)(v);

          the Bylaws of the Surviving Corporation shall be the Bylaws of Caiban as in effect immediately prior to the consummation of the Merger, and shall continue in full force and effect until thereafter amended as provided by law and such Bylaws; and

          the officers and directors of Acquiror and Newco, set forth on the Schedule of Exceptions shall resign upon the Effective Time and the officers and directors of the Surviving Corporation shall consist of those individuals identified on the Schedule of Exceptions, and such persons shall serve in such positions for their respective terms provided by law or in the Bylaws of the Surviving Corporation and until their respective successors are elected and qualified, subject to the requirement to deliver Schedule 14f-1 to Acquiror's stockholders at least ten (10) days prior to such date.

  Conversion of Stock.

        Conversion of Stock.    At the Effective Time:

          the shares representing 100% of the issued and outstanding common stock, no par value, of Caiban ("Caiban Common Stock") as of the Closing shall, by virtue of the Merger and without any action on the part of the Stockholders be converted into and represent the right to receive, and shall be exchangeable for the merger consideration identified at Section 1.3 hereafter (the "Merger Consideration");

          each share of capital stock of Caiban held in treasury as of the Effective Time shall, by virtue of the Merger, be canceled without payment of any consideration therefor and without any conversion thereof;

          each share of Common Stock of Caiban outstanding as of the Effective Time, by virtue of the Merger, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

        Transfer; Delivery of Certificates after Effective Time.    From and after the Effective Time, there shall be no transfers on the stock transfer books of Caiban of shares of Caiban Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates for shares of Caiban Common Stock that were outstanding immediately prior to the Effective Time shall be delivered to Caiban, they shall be canceled and exchanged for the consideration to be received therefor in connection with the Merger as provided in this Agreement.

  Merger Consideration.

        Subject to the provisions of Section 1.3(d) hereafter, the Merger Consideration, consisting of the total purchase price payable to the Stockholders in connection with the acquisition by merger of Caiban, shall be delivered and shall consist exclusively of newly issued shares of Common Stock, $.0001 par value per share, of Acquiror (the "Shares") as are equal to the shares of Caiban Common Stock outstanding as of the Effective Time multiplied by the Exchange Ratio, rounded up to the nearest whole number of shares.

        The Merger Consideration shall be allocated among the Stockholders in the proportion of their share ownership of the outstanding shares of Caiban Common Stock at the Closing as set forth on the Schedule of Exceptions. It is intended that the delivery of the Merger Consideration shall qualify as a tax-free exchange under the Code.

        The Shares to be delivered at the Closing shall be fully paid and non-assessable and shall be free and clear of all liens, levies and encumbrances except that such shares shall be "restricted securities" pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended (the "1933 Act").

        (a)  Acquiror shall deliver certificates evidencing the Shares to the Stockholders upon (x) the surrender and delivery to Acquiror of certificates representing all of such stockholder's issued and outstanding shares of Caiban Common Stock; and (y) the execution of this Agreement by the Stockholders with respect to their investment intent as set forth in Section 4.2(c). In the event that any one or more Stockholders have not complied with the terms identified in subparagraphs (x) or (y) above within six months following the Effective Time (a "Non-Complying Stockholder"), Acquiror reserves the right in its sole discretion at any time thereafter to cancel the Merger Consideration allocable to such Non-Complying Stockholder without notice, by payment to such Non-Complying Stockholder of the cash amount such Non-Complying Stockholder would have been entitled to receive had he exercised his right of dissent to the Merger under Delaware law.

  Additional Rights; Taking of Necessary Action; Further Action.

        Each of Acquiror, Caiban and Newco, respectively, shall use their best efforts to take all such action as may be necessary and appropriate to effectuate the Merger under the DGCL and CCC as promptly as possible, including, without limitation, the filing of the Certificates of Merger consistent with the terms of this Agreement. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the officers of such corporations are fully authorized in the name of their corporations or otherwise, and notwithstanding the Merger, to take, and shall take, all lawful and necessary action.

  No Further Rights or Transfers.

        At and after the Effective Time, the Caiban capital stock outstanding immediately prior to the Effective Time shall cease to provide the holder thereof any rights as a stockholder of Caiban, except for the right to surrender the certificate or certificates representing such shares and to receive the Merger Consideration to be received in the Merger as provided in this Agreement.

ARTICLE II

THE CLOSING

  Closing Date.

        Subject to satisfaction or waiver of all conditions precedent set forth in Section 6 of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Sichenzia Ross Friedman Ference LLP, counsel to Acquiror, at 1065 Avenue of the Americas, New York, NY 10018 on (a) the later of: (i) the first Business Day following the day upon which all appropriate Acquiror, Newco and Caiban corporate action has been taken in accordance with Section 3 of this Agreement; or (ii) the day on which the last of the conditions precedent set forth in Article 6 of this Agreement is fulfilled or waived; or (b) at such other time, date and place as the parties may agree, but in no event shall such date be later than April 30, 2002 unless such date is extended by the mutual agreement of the parties.

  Closing Transactions.

        At the Closing, the following transactions shall occur, all of such transactions being deemed to occur simultaneously:

          Caiban shall deliver, or cause to be delivered, to the Acquiror and Newco, the following documents and shall take the following actions:

            A certificate of the Secretary of Caiban certifying that the Stockholders have approved the Merger, this Agreement, and the transactions contemplated hereby in accordance with the CCC, Caiban's Certificate of Incorporation and Bylaws;

            Caiban shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of California, a Certificate of Merger with such amendments thereto as the parties hereto shall deem mutually acceptable;

            A certificate shall be executed by an authorized officer of Caiban to the effect that all representations and warranties made by Caiban in this Agreement are true and correct on and as of the Closing, as though originally given to Acquiror and Newco on said date;

            A certificate of good standing shall be delivered by Caiban from the Secretary of State of the State of California, dated at or about the Closing, to the effect that such corporation is in good standing under the laws of said state;

            (v)  The Certificate of Incorporation of Caiban, as amended and certified by the Secretary of State of the State of California at or about the Closing Date, and a copy of the Bylaws of Caiban certified by the Secretary of Caiban dated at or about the Closing shall be delivered by Caiban;

            (vi)  Board and stockholder resolutions shall be delivered by the Secretary of Caiban dated at or about the Closing authorizing the transactions contemplated by this Agreement;

          (vii)  Caiban shall have delivered its Financial Statements and Material Contracts to Acquiror as described herein;

          (viii)  Any outstanding stockholder agreements, if any, relating to the Caiban capital stock shall have been terminated and evidence of such termination satisfactory to Acquiror shall have been delivered to Acquiror;

            (ix)  An incumbency certificate shall be delivered by Caiban signed by all of its officers dated at or about the Closing; and

            (x)  Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and taken all such actions as are required under this Agreement.

          Acquiror will deliver, or shall cause to be delivered, to Caiban, the following documents and shall take the following actions:

            Subject to Section 1.3(d), Acquiror shall deliver or shall cause to be delivered to the Stockholders certificates evidencing the Shares in payment of the Merger Consideration;

            Acquiror and Newco shall deliver all corporate and financial books and records of Acquiror and Newco to Caiban;

            Newco shall execute and deliver, and file or cause to be filed with the Secretary of State of the State of Delaware, the Certificate of Merger with such amendments thereto as the parties hereto shall deem mutually acceptable;

            A certificate shall be executed by an authorized officer of Acquiror to the effect that all representations and warranties of Acquiror under this Agreement are true and correct as of the Closing, as though originally given to Caiban on said date;

            A certificate shall be executed by an authorized officer of Newco to the effect that all representations and warranties of Newco under this Agreement are true and correct as of the Closing, as though originally given to Caiban on said date;

            A certificate of good standing shall be delivered by Acquiror from the Secretary of State of the State of Delaware dated at or about the Closing that Acquiror is in good standing under the laws of said state;

            A certificate of good standing shall be delivered by Newco from the Secretary of State of the State of Delaware dated at or about the Closing that Newco is in good standing under the laws of said state;

            Certificate of Incorporation of Acquiror certified by the Secretary of State of the State of Delaware at or about the Closing Date and a copy of the Bylaws of Acquiror certified by the Secretary of Acquiror dated at or about the Closing;

            Certificate of Incorporation of Newco certified by the Secretary of State of the State of Delaware at or about the Closing Date and a copy of the Bylaws of Newco certified by the Secretary of Newco dated at or about the Closing;

            A certified Board resolution shall be delivered by the Secretary of Acquiror dated at or about the Closing authorizing the transactions contemplated by this Agreement;

            Certified Board and stockholder resolutions shall be delivered by the Secretary of Newco dated at or about the Closing authorizing the transactions contemplated by this Agreement;

            Each of the officers and directors of Acquiror shall have tendered their resignation in form and substance satisfactory to Caiban, subject to the requirement to deliver Schedule 14f-1 to Acquiror's stockholders at least ten (10) days prior to such date; and

            Each of the parties to this Agreement shall have otherwise executed whatever documents and agreements, provided whatever consents or approvals and shall have taken all such actions as are required under this Agreement.

ARTICLE III

CERTAIN CORPORATE ACTION

  Caiban Corporate Action; Stockholder Consent.

        Caiban, acting through its Board of Directors, shall, in accordance with applicable California law, its Certificate of Incorporation and Bylaws conduct a special meeting of its stockholders in order to obtain the approval of the Stockholders to the transactions contemplated hereby, including the Merger, in accordance with the CCC.

        Caiban shall cause to occur all other corporate action necessary to effect the Merger and to consummate the other transactions contemplated hereby.

  Acquiror and Newco Corporate Action.

        Acquiror and Newco shall cause to occur all corporate action necessary to effect the Merger and to consummate the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

  Representations and Warranties of Caiban

        As a material inducement to Acquiror and Newco to execute this Agreement and consummate the Merger and other transactions contemplated hereby, Caiban hereby makes the following representations and warranties to Acquiror and Newco. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing as though made on and as of such date.

Corporate Existence and Power.

        Caiban is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any of the foregoing would not have a Material Adverse Effect. Caiban is duly qualified to do business as a foreign corporation and is in good standing in each other jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. True, complete and correct copies of the Certificate of Incorporation and Bylaws of Caiban, as amended to date, are attached hereto as Exhibit 4.1(a)(i) and are made a part hereof.

Caiban has no subsidiaries.

        Due Authorization and Requisite Approvals.    (i) This Agreement has been duly authorized, executed and delivered by Caiban and constitutes a valid and binding agreement of Caiban, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the Closing all corporate action on the part of Caiban required under applicable law in order to consummate the Merger will have occurred; and (ii) the Board of Directors of Caiban has approved the execution of this Agreement and the consummation of the Merger and related actions contemplated hereby.

        No Contravention.    The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated hereby will not: (i) conflict with or result in any violation of any provision of the Articles of Incorporation or Bylaws of Caiban; or (ii) conflict with or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of a right or obligation or loss under, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, or, to the best of its knowledge, statute, law, ordinance, rule or regulation applicable to Caiban, or the Stockholders, or any of their respective properties or assets, or result in the creation or imposition of any mortgage, lien, pledge, charge or security interest of any kind ("Encumbrance") on any assets of Caiban, except such as is not reasonably likely to have a Material Adverse Effect or prevent Caiban or the Stockholders from consummating the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Caiban in connection with the execution and delivery of this Agreement by Caiban and the Stockholders or the consummation by Caiban and the Stockholders of the transactions contemplated hereby, except the filing of the Articles of Merger and Certificate of Merger.

        Capitalization and Share Ownership.    The authorized capital stock of Caiban consists solely of Five Million (5,000,000) shares of common stock, no par value. There are currently 3,000,000 shares of Caiban Common Stock outstanding, all of which are owned by the Stockholders in the amounts set forth on the Schedule of Exceptions. The outstanding shares of capital stock of Caiban have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(d) and on the Schedule of Exceptions, there are outstanding (A) no shares of capital stock or other voting securities of Caiban, (B) no securities of Caiban convertible into or exchangeable for shares of capital stock or voting securities of Caiban and (C) no options, warrants or other rights to acquire from Caiban, the Stockholders or any other person, and no obligation of Caiban to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caiban, and there are no agreements or commitments to do any of the foregoing. There are no voting trusts or voting agreements applicable to any shares of capital stock of Caiban. The Caiban Common Stock to be surrendered in the Merger will be owned of record and beneficially by the Stockholders, free and clear of all liens and encumbrances of any kind and nature, and have not been sold, pledged, assigned or otherwise transferred. There are no agreements (other than this Agreement) to sell, pledge, assign or otherwise transfer such securities.

        Financial Statements.    Caiban shall prepare and deliver to Acquiror, no later than ten (10) days prior to Closing, copies of (i) unaudited financial statements of Caiban for the three-month period ended March 31, 2002; and (ii) audited financial statements of Caiban for the fiscal year ended December 31, 2001 (collectively, the "Financial Statements"). Such Financial Statements will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods reported upon and will fairly present in all material respects the financial position of Caiban as of the dates thereof and the results of operations for the periods then ended.

        Real Properties.

          Except as set forth in the Schedule of Exceptions, Caiban currently leases no real property.

          Caiban is not a party to any lease, sublease, lease assignment or other agreement for the use or occupancy of any of the leasehold premises wherein Caiban is the landlord, sub-landlord or assignor, whether by name, as successor-in-interest or otherwise. There are no outstanding agreements with any party to acquire the leasehold premises or any portion thereof or any interest therein.

        No Contingent Liabilities.    Except contained within the Financial Statements or otherwise as described on the Schedule of Exceptions, at the Closing, Caiban shall have no material liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, determined or determinable in amount or otherwise, and to the best knowledge of Caiban, after due inquiry, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, except as and to the extent reflected on this Agreement or any Schedule or Exhibit hereto or which has been incurred in the ordinary course of business and as accurately reflected on the books and records of Caiban.

        Litigation.    There is no action, suit, investigation or proceeding (or, to the knowledge of Caiban, any basis therefor) pending against, or to the knowledge of Caiban, threatened against or affecting Caiban or any of their properties before any court or arbitrator or any governmental body, agency or official that (i) if adversely determined against Caiban, would have a Material Adverse Effect or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by the Agreement.

        Taxes.    Except as disclosed on the Schedule of Exceptions, Caiban has timely filed all tax returns required to be filed by it, or will timely file when due all tax returns required to be filed by it between the date hereof and the Closing. Caiban has paid in a timely fashion or will pay when due in a timely fashion, all taxes required to be paid in respect of the periods covered by such returns, and the books and the financial statements of Caiban reflect, or will reflect, adequate reserves for all taxes payable by Caiban which have been, or will be, accrued but are not yet due. Caiban is not delinquent in the payment of any material tax, assessment or governmental charge. No deficiencies for any taxes have been proposed, asserted or assessed against Caiban. Caiban is not aware of any facts which would constitute the basis for the proposal or assertion of any such deficiency and there is no action, suit, proceeding, audit or claim now pending or threatened against Caiban, asserting any deficiency in the payment of taxes. All taxes which Caiban is required by law to withhold and collect have been duly withheld and collected, and have been timely paid over to the proper authorities to the extent due and payable. For the purposes of this Agreement, the term "tax" shall include all federal state, local and foreign income, property, sales, excise and other taxes of any nature whatsoever. Caiban has not been granted any extension or waiver of the limitation period applicable to any tax returns. There are no Encumbrances for taxes upon the assets of Caiban. There are no tax sharing or tax allocation agreements to which Caiban is now or ever has been a party. Caiban will not be required under Section 481(c) of the Code to include any material adjustment in taxable income for any period subsequent to the Merger. Caiban (a) has not been a member of an affiliated group filing a consolidated federal income tax return (other than a group the common parent of which was Caiban) and (b) has no liability for the taxes of any person (other than Caiban) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

        ERISA.

          Caiban has no "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), that is subject to any provision of ERISA, and either (i) is maintained, administered or contributed to by Caiban or any affiliate (as defined below), (ii) covers any employee or former employee of Caiban or any affiliate or (iii) under which Caiban or any affiliate has any liability. For purposes of this Section, "affiliate" of any Person means any other Person which, together with such Person, would be treated as a single employer for any purpose under Section 414 of the Code.

          Caiban has no Employee Plans to which Caiban currently has any obligation to contribute. Caiban is not a party to any multiemployer plan as defined in Section 4001(a) (3) of ERISA ("Multiemployer Plans"), and neither Caiban nor any affiliate has any outstanding liability to contribute to any Multiemployer Plan, for delinquent contributions or for withdrawal liability pursuant to Section 4201 of ERISA.

          There are no Employee Plans that are intended to be qualified plans under Section 401(a) of the Code, except as may have been shown and identified as such on the list referred to in subparagraphs (i) or (ii) above.

          Caiban has no material employment, severance or other similar contract, arrangement or policy nor any plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or for deferred compensation, profit-sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation or post-retirement insurance, compensation or benefits that is not an Employee Plan and (A) is entered into, maintained or contributed to, as the case may be by Caiban, or (B) covers any employee or former employee of Caiban or (C) under which Caiban, has liability.

          Caiban does not maintain and has not maintained any Employee Plan or Benefit Arrangement providing post-retirement health or medical benefits in respect of any active or former employee of Caiban or any affiliate or former affiliate, except as may be required pursuant to the provisions of COBRA.

        Insurance Coverage.    Caiban does not maintain and has not maintained since its inception any insurance policies.

        Compliance with Laws.    Caiban has not been notified that it is in violation of, nor has it violated, any applicable provisions of any laws, statutes, ordinances or regulations, other than as would not be reasonably likely to have a Material Adverse Effect. Without limiting the generality of the foregoing, to the best knowledge of the Stockholders, Caiban has all licenses, permits, certificates and authorizations needed or required for the conduct of business of Caiban as presently conducted and for the use of its properties and premises occupied by it, except where the failure to obtain a licenses, permit, certificate or authorization would not have a Material Adverse Effect.

        Investment Banking Fees.    There is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by Caiban to act on its behalf who might be entitled to any fee or commission from Caiban, Acquiror, Newco or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

        Personal Property.    Caiban has good and valid title to all of their personal property, tangible and intangible, reflected on the Financial Statements and to all other personal property owned by them, free and clear of any Encumbrance. Caiban is the owner of all of its personal property now located in or upon its leased premises and of all personal property which is used in the operation of their business. All such equipment, furniture and fixtures and other tangible personal property are in good operating condition and repair and do not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair.

        Intellectual Property; Intangible Property.    The corporate names of Caiban and the trade names and service marks listed on the Schedule of Exceptions are the only names and service marks that are used by Caiban in the operation of its business (the "Names and Service Marks"). Caiban has not done business and has not been known by any other name other than by its Names and Service Marks. Caiban has no patents or patent applications held by or filed by or on behalf of Caiban (collectively, the "Patents"). Caiban owns and has the exclusive right within the states and countries in which it operates, to use all intellectual property presently in use by it and necessary for the operation of its businesses as now being conducted, which intellectual property includes, but is not limited to, the Patents, any trademarks, trade names, service marks, including the Names and Service Marks, copyrights, trade secrets, customer lists, inventions, formulas, methods, processes and other proprietary information. There are no outstanding licenses or consents granting third parties the right to use any intellectual property, including any of the Patents, owned by Caiban. No royalties or fees are payable by Caiban to any third party by reason of the use of any of its intellectual property, including, but not limited to, the Patents. Caiban has not received notice of any adversely held patent, invention, trademark, copyright, service mark or tradename of any person, or any claims of any other person relating to any of the intellectual property subject hereto, and there is no reasonable basis for any such charge or claim. There is no presently known or threatened use or encroachment of any such intellectual property, including any of the Patents.

        Accounts Receivable.    The accounts receivable of Caiban referred to within the Financial Statements constitute valid claims in the full amount thereof against the debtors charged therewith on the books of Caiban to which each such account is payable and has been acquired in the ordinary course of business. The accounts receivable are fully collectible to the extent of the face value thereof (less the amount of the allowance for the doubtful accounts reflected on the Financial Statements) in the due course of normal commercial dealings. To the best knowledge of Caiban, no account debtor has any valid setoff, deduction or defense with respect thereto, and no account debtor has asserted any such setoff, deduction or defense. There are no accounts receivable which arise pursuant to an agreement with the United States Government or any agency or instrumentality thereof.

        Contracts, Leases, Agreements and Other Commitments.    Caiban is not a party to or bound by any oral, written or implied contracts, agreements, leases, powers of attorney, guaranties, surety arrangements or other commitments excluding equipment and furniture leases entered into in the ordinary course of business (which do not exceed $100,000 in liabilities or commitments in the aggregate), except for the following (which are hereinafter collectively called the "Material Contracts"):

          Any leases and/or agreements described in the Schedule of Exceptions; and

          Agreements involving a maximum possible expenditure or obligation on the part of Caiban to expend more than Twenty-Five Thousand Dollars ($25,000) separately or less than Fifty Thousand Dollars ($50,000) in the aggregate.

        The Material Contracts constitute all of the material agreements and instruments which are necessary and desirable to operate the business as currently conducted by Caiban. True, correct and complete copies of each Material Contract described and listed under subsection 4.1(q) will be made available to Acquiror no later than ten (10) business days prior to the Closing Date. The term "Material Contract" excludes purchase orders entered into in the ordinary course for personal or inventory which may be returned to the vendor without penalty. All of the Material Contracts are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Following the Merger, the Acquiror as the surviving entity shall become entitled to all rights of Caiban under such of the Material Contracts as if the Acquiror were the original party to such Material Contracts. All parties to all of the Material Contracts have performed all obligations required to be performed to date under such Material Contracts, and neither Caiban, and, to the best of their knowledge, nor any other party, is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The consummation of this Agreement and the Merger will not result in an impairment or termination of any of the rights of Caiban under any Material Contract. None of the terms or provisions of any Material Contract materially adversely affects the business, prospects, financial condition or results of operations of Caiban.

        Labor Relations; Employees.

          Caiban has no collective bargaining agreements or other agreements requiring arbitration of employment disputes, employment agreements, or severance agreements.

          Caiban has no employees other than its officers and directors as set forth on the Schedule of Exceptions and has never paid compensation to any officer or director.

          Caiban has no personnel policies, employee and/or supervisor handbooks, procedures and forms of employment applications.

          There is no union representing or purporting to represent any of the employees of Caiban, and Caiban is not subject to or currently negotiating any collective bargaining agreements with any union representing or purporting to represent the employees of any of the foregoing.

          Except as set forth on the Schedule of Exceptions:

            There are no strikes, slow downs or other work stoppages, grievance proceedings, arbitrations, labor disputes or representation questions pending or, to the best knowledge of Caiban, threatened;

            Caiban has complied in all material respects with all laws relating to labor, employment and employment practices, including without limitation, any provisions thereof relating to wages, hours and other terms of employment, collective bargaining, nondiscrimination and the payment of social security, unemployment compensation and similar taxes, and Caiban is not (1) liable for any arrearages of wages or any taxes or penalties for failure to comply with any of the foregoing or (2) delinquent in the payment of any severance, salary, bonus, commission or other direct or indirect compensation for services performed by any employee to the date hereof, or any amount required to be reimbursed to any employee or former employee; and

            There are no charges, suits, actions, administrative proceedings, investigations and/or claims pending or threatened against Caiban, whether domestic or foreign, before any court, governmental agency, department, board or instrumentality, or before any arbitrator (collectively "Actions"), concerning or in any way relating to the employees or employment practices of Caiban, including, without limitation, Actions involving unfair labor practices, wrongful discharge and/or any other restrictions on the right of Caiban to terminate its respective employees, employment discrimination, occupational safety and health, and workers' compensation.

            There are no express or implied agreements, policies, practices, or procedures, whether written or oral, pursuant to which any employee of Caiban is not terminable at will and except as required by law, no employee is entitled to any benefit or to participate in any employee benefit plan of Caiban following such termination of employment.

            Caiban is not a party to any oral or written (A) agreement with any executive officer or other key employee of Caiban (1) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving Caiban of the nature of the transactions contemplated by this Agreement, (2) providing any term of employment or compensation guarantee extending for a period longer than one year, or (3) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee regardless of the reason for such termination of employment; or (B) agreement or plan which will remain in effect after the Closing, including, without limitation, any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

            Caiban has not taken any action which requires or, taken together with the transactions contemplated hereby, would require the giving of any notice under the Worker Adjustment Retraining and Notification Act or any comparable state or local law or regulation.

        Conflicting Interests.    Neither the Stockholders nor any director, officer or employee of Caiban nor relative or affiliate of any of the foregoing (i) sells or purchases goods or services from Caiban or has any pecuniary interest in any supplier or client of any of the foregoing or in any other business enterprise with which Caiban conducts business or with which any of the foregoing is in competition, or (ii) is indebted to Caiban except for money borrowed and as set forth on the Financial Statements.

        Environmental Protection.    Caiban has not been notified by any governmental authority, agency or third party, and Caiban and the Stockholder have no knowledge, of any violation by such person of any Environmental Statute (as defined below). All registrations by Caiban with, licenses from or permits issued by governmental agencies pursuant to environmental, health and safety laws are in full force and effect. The term "Environmental Statutes" means all statutes, ordinances, regulations, orders and requirements of common law concerning discharges to the air, soil, surface water or groundwater and concerning the storage, treatment or disposal of any waste or hazardous substance. There is no hazardous substance at any premises currently or previously occupied by Caiban. Caiban has not received any notice or any request for information, notice of claim, demand or other notification that it may be potentially responsible with respect to any investigation or clean-up of any threatened or actual release of hazardous substances. All hazardous wastes and substances have been stored, treated, disposed of and transported in conformance with all requirements applicable to such hazardous substances and wastes.

        Absence of Certain Changes or Events.    Except as and to the extent set forth on the Financial Statements, to the extent contained in this Agreement, or as set forth on the Schedule of Exceptions, between March 31, 2002 (the date of the most recent Financial Statements) and the Closing, there will not be (i) any Material Adverse Change in the business, assets, properties, results of operations, financial condition or prospects of Caiban, (ii) any entry by Caiban into any material commitment or transaction which is not in the ordinary course of business; (iii) any change by Caiban in accounting principles or methods except insofar as may be required by a change in generally accepted accounting principles; (iv) any declaration, payment or setting aside for payment of any dividends or other distributions (whether in cash, stock or property) in respect of capital stock of Caiban, or any direct or indirect redemption, purchase or any other type of acquisition by Caiban, or any direct or indirect redemption, purchase or any other type of acquisition by Caiban of any shares of its capital stock or any other securities for an aggregate sum not in excess of $5,000, (v) any agreement by Caiban, whether in writing or otherwise, to take any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Section 4.1 untrue or incorrect; (vi) any acquisition of the assets of Caiban, other than in the ordinary course of business and consistent with past practice and not in excess of $5,000 in the aggregate; or (vii) any execution of any agreement with any executive officer of Caiban providing for his or her employment, or any increase in the compensation or in severance or termination benefits payable or to become payable by Caiban to its officers or key employees, or any material increase in benefits under any collective bargaining agreement or in benefits under any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, insurance or other plan or arrangement or understanding (whether or not legally binding) providing benefits to any present or former employee of Caiban. Since the date of the Financial Statements, there has not been and there is not threatened, any material adverse change in financial condition, business, results of operations or prospects of the business or any material physical damage or loss to any of the properties or assets of the business or to the premises occupied in connection with the business, whether or not such loss is covered by insurance.

        Statements And Other Documents Not Misleading.    Neither this Agreement, including all exhibits and schedules and other Closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Caiban to Acquiror in connection with the Merger or the other transactions contemplated hereby, contains or will contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading. There is no fact known to Caiban which may have a Material Adverse Effect on the business, prospects, financial condition or results of operations of Caiban or of any of its properties or assets which has not been set forth in this Agreement as an exhibit or schedule hereto.

        (w)  No Customers or Suppliers.    Caiban currently has no customers or suppliers nor any agreements with any potential customers or potential suppliers.

  Representations and Warranties of the Stockholders

        As a material inducement to Acquiror and Newco to execute this Agreement and consummate the Merger and other transactions contemplated hereby, the Stockholders hereby jointly and severally make the following representations and warranties to Acquiror and Newco. The representations and warranties are true and correct in all material respects at this date, and will be true and correct in all material respects on the Closing as though made on and as of such date.

        The authorized capital stock of Caiban consists solely of Five Million (5,000,000) shares of common stock, no par value. There are currently 3,000,000 shares of Caiban Common Stock outstanding, all of which are owned by the Stockholders in the amounts set forth on the Schedule of

Exceptions. The outstanding shares of capital stock of Caiban have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights. Except as set forth in this Section 4.1(d) and on the Schedule of Exceptions, there are outstanding (A) no shares of capital stock or other voting securities of Caiban, (B) no securities of Caiban convertible into or exchangeable for shares of capital stock or voting securities of Caiban and (C) there are no options, warrants or other rights to acquire from Caiban, the Stockholders or any other person, and no obligation of Caiban to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Caiban, and there are no agreements or commitments to do any of the foregoing. There are no voting trusts or voting agreements applicable to any shares of capital stock of Caiban. The Caiban Common Stock to be surrendered in the Merger will be owned of record and beneficially by the Stockholders, free and clear of all liens and encumbrances of any kind and nature, and have not been sold, pledged, assigned or otherwise transferred. There are no agreements (other than this Agreement) to sell, pledge, assign or otherwise transfer such securities.

        All consents, approvals, authorizations and orders necessary for the execution, delivery and performance by each of the Stockholders have been duly and lawfully obtained. This Agreement has been duly executed and delivered by each of the Stockholders, and each Principal Stockholder has, and at the Closing will have, full right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement constitutes a valid and binding agreement of each of the Stockholders, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles.

        (c)  Investment Intent.

            (i)  The Stockholders are acquiring the Shares for their own accounts, respectively, not as nominee or agent, for investment and not with view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act.

          (ii)  The Stockholders, and each of them, understand: (a) that the Shares have not been registered under the 1933 Act by reason of a specific exemption therefrom, that they must be held by the Stockholders, and each of them, indefinitely, and that the Stockholders must, therefore, bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the 1933 Act or is exempt from such registration; (b) the stock certificates representing the Shares will be endorsed with the following legend:

      "THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT'), AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE 1933 ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH SALE, TRANSFER, ASSIGNMENT OR HYPOTHECATION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE 1933 ACT."

          (iii)  Acquiror may instruct any transfer agent not to register the transfer of any of the Shares unless the conditions specified in the foregoing legend are satisfied.

          (iv)  The Stockholders, and each of them, acknowledge that each Stockholder is a sophisticated investor, can bear the economic risk of their investment in the Shares, and have such knowledge and experience in financial or business matters that each Stockholder is capable of evaluating the merits and risks of this transaction and the investment in the Shares.

          (v)  The Stockholders, and each of them, further represent that each Stockholder is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

  Representations and Warranties of Acquiror and Newco.

        As a material inducement to Caiban to execute this Agreement and to consummate the Merger and the other transactions contemplated hereby, Acquiror and Newco hereby jointly and severally make the following representations and warranties:

          Corporate Existence and Power.    Each of Acquiror and Newco is presently a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of Acquiror and Newco has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to have any of the foregoing would not have a Material Adverse Effect. Each of Acquiror and Newco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. True, complete and correct copies of the Certificate of Incorporation and Bylaws of Acquiror and Newco, as amended to date, are attached hereto as Exhibit 4.3(a) and are made a part hereof.

          Due Authorization.    This Agreement and the other agreements described herein to which Acquiror or Newco will become a party at the Closing have been, or as of the Closing will be, duly authorized, executed and delivered by Acquiror or Newco, as applicable, and constitute, or as of the Closing will constitute, a valid and binding agreement of Acquiror or Newco, as applicable, enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, and other similar laws relating to, limiting or affecting the enforcement of creditors rights generally or by the application of equitable principles. As of the Closing all corporate action on the part of Acquiror and Newco required under applicable law in order to consummate the Merger will have occurred.

          No Contravention.    The execution and delivery of the Agreement does not, and the consummation of the transactions contemplated thereby will not (i) conflict with or result in any violation of any provision of the Certificate of Incorporation or Bylaws of Acquiror or Newco or (ii) conflict with or result in any violation or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any right or obligation or to a loss or a benefit under, any provision of the Certificate of Incorporation or Bylaws of Acquiror or Newco or any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquiror or Newco or their properties or assets or result in the creation or imposition of any Encumbrance on any asset of Acquiror or Newco. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Acquiror or Newco in connection with the execution and delivery of this Agreement or the consummation by them of the transactions contemplated hereby, except the filing of a Certificate of Merger with the Secretary of the State of Delaware.

          Capitalization.    The authorized capital stock of Acquiror consists of 50,000,000 shares of common stock, $.0001 par value per share and 15,000,000 shares of preferred stock, $.0001 par value per share. As of the Closing, the outstanding capital stock of the Acquiror shall consist solely of 9,732,864 shares of common stock. All shares of capital stock of Acquiror outstanding as of the Closing, will have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. Upon the issuance of the Shares, such Shares will be duly authorized, validly issued, fully paid and nonassessable shares of common stock of Acquiror. Acquiror shall as of the Closing, have no outstanding options, warrants or other convertible securities. The authorized capital stock of Newco consists solely of 10,000,000 shares of common stock, par value $.001, of which one share is issued and outstanding and owned of record and beneficially by Acquiror. The outstanding share of Newco common stock has been duly authorized and validly issued is fully paid and nonassessable and free of preemptive rights.

          Financial Statements.    Acquiror shall deliver to Caiban (I) no later then ten (10) business days prior to Closing, copies of audited financial statements of Acquiror for the fiscal years ended December 31, 2001 and December 31, 2000, and (II) on or before the Closing copies of unaudited financial statements of Acquiror for the three-month period ended March 31, 2002 (collectively, the "Acquiror Financial Statements"). Such Acquiror Financial Statements will have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods reported upon and will fairly present in all material respects the financial position of Acquiror as of the dates thereof and the results of operations for the periods then ended.

          Real Properties.    Neither Acquiror nor Newco owns or leases any real property.

          No Contingent Liabilities.    Except contained within the Acquiror Financial Statements or otherwise as described on the Schedule of Exceptions or agreed to by the parties hereto, at the Closing, Acquiror and Newco shall have no material liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed or contingent, determined or determinable in amount or otherwise, and to the knowledge of the Acquiror, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, except as and to the extent reflected on this Agreement or any Schedule or Exhibit hereto or which has been incurred in the ordinary course of business and as accurately reflected on the books and records of Acquiror.

          Litigation.    Except as described on the Schedule of Exceptions, there is no action, suit, investigation or proceeding (or, to the knowledge of Acquiror or Newco any basis therefor) pending against, or to the knowledge of Acquiror or Newco threatened, against or affecting Acquiror, Newco or any of their respective properties before any court or arbitrator or any governmental body, agency or official that (i) if adversely determined against Acquiror or Newco, would have a Material Adverse Effect or (ii) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated by the Agreement.

          Compliance with Laws.    To the knowledge of Acquiror and Newco, neither Acquiror nor Newco is in violation of, nor has either Acquiror or Newco violated, any applicable provisions of any laws, statues, ordinances or regulations, other than as would not be reasonably likely to have a Material Adverse Effect.

          Reporting Company.    The Common Stock of Acquiror is currently, and shall remain through the Closing, trading on the OTC Electronic Bulletin Board. Acquiror is a reporting company under the Securities and Exchange Act of 1934, as amended (the "1934 Act"), and is, and shall remain through the Closing, current in all reports required to be filed by Acquiror under the 1934 Act.

          Investment Banking Fees.    There is no investment banker, broker, finder or other similar intermediary which has been retained by, or is authorized by Acquiror or Newco to act on its behalf who might be entitled to any fee or commission from Acquiror or Newco or any of their respective affiliates upon consummation of the transactions contemplated by this Agreement.

          Statements And Other Documents Not Misleading.    Neither this Agreement, including all exhibits and schedules and other Closing documents, nor any other financial statement, document or other instrument heretofore or hereafter furnished by Acquiror or Newco to Caiban in connection with the Merger or the other transactions contemplated hereby, or any information furnished by Acquiror or Newco taken as a whole contains or will contain any untrue statement of any material fact or omit or will omit to state any material fact required to be stated in order to make such statement, information, document or other instruments, in light of the circumstances in which they are made, not misleading. There is no fact known to Acquiror or Newco taken as a whole which may have a Material Adverse Effect on the business, prospects, financial condition or results of operations of Acquiror or Newco taken as a whole or of any of its properties or assets which has not been set forth in this Agreement as an exhibit or schedule hereto.

ARTICLE V
AGREEMENTS OF THE PARTIES

  Access to Information.

        At all times prior to the Closing or the earlier termination of this Agreement in accordance with the provisions of Section 7, and in each case subject to Section 5.2 below, each of the parties hereto shall provide to the other parties (and the other parties' authorized representatives) full access during normal business hours and upon reasonable prior notice to the premises, properties, books, records, assets, liabilities, operations, contracts, personnel, financial information and other data and information of or relating to such party (including without limitation all written proprietary and trade secret information and documents, and other written information and documents relating to intellectual property rights and matters), and will cooperate with the other party in conducting its due diligence investigation of such party.

  Confidentiality; No Solicitation.

        Confidentiality of Caiban-Related Information.    With respect to information concerning Caiban that is made available to Acquiror pursuant to the terms of this Agreement, Acquiror agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and related transactions and shall not disseminate or disclose any of such information other than to its directors, officers, employees, stockholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the Merger and the related transactions (each of whom shall be informed in writing by Acquiror or its representatives of the confidential nature of such information and directed by Acquiror in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section 7, Acquiror shall immediately return all such information, all copies thereof and all information prepared by Acquiror based upon the same; provided, however, that one copy of all such material may be retained by Acquiror's outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Acquiror from a third party entitled to disclose it; (ii) becomes known publicly other than through Acquiror or any party who received the same through Acquiror, provided that Acquiror has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Acquiror; or (iv) is disclosed with the express prior written consent thereto of Caiban. Acquiror shall undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this paragraph (a). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (A) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (B) cooperate with the non-disclosing party, at the expense of the non-disclosing party in, obtaining a protective or similar order with respect to such information; and (C) provide only such of the confidential information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

        Confidentiality of Acquiror-Related Information.    With respect to information concerning Acquiror that is made available to Caiban pursuant to the provisions of this Agreement, Caiban agrees that it shall hold such information in strict confidence, shall not use such information except for the sole purpose of evaluating the Merger and the related transactions, and shall not disseminate or disclose any of such information other than to its directors, officers, employees, stockholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the Merger and the related transactions (each of whom shall be informed in writing by Caiban or its representatives of the confidential nature of such information and directed by such party in writing to treat such information confidentially). If this Agreement is terminated pursuant to the provisions of Section 7, Caiban agrees to return immediately all such information, all copies thereof and all information prepared by Caiban based upon the same; provided, however, that one copy of all such material may be retained by Caiban's outside legal counsel for purposes only of resolving any disputes under this Agreement. The above limitations on use, dissemination and disclosure shall not apply to information that (i) is learned by Caiban from a third party entitled to disclose it; (ii) becomes known publicly other than through Caiban or any party who received the same through Caiban provided that Caiban has no knowledge that the disclosing party was subject to an obligation of confidentiality; (iii) is required by law or court order to be disclosed by Caiban; or (iv) is disclosed with the express prior written consent thereto of Acquiror. Caiban agrees to undertake all necessary steps to ensure that the secrecy and confidentiality of such information will be maintained in accordance with the provisions of this paragraph (b). Notwithstanding anything contained herein to the contrary, in the event a party is required by court order or subpoena to disclose information which is otherwise deemed to be confidential or subject to the confidentiality obligations hereunder, prior to such disclosure, the disclosing party shall: (i) promptly notify the non-disclosing party and, if having received a court order or subpoena, deliver a copy of the same to the non-disclosing party; (ii) cooperate with the non-disclosing party at the expense of the non-disclosing party in obtaining a protective or similar order with respect to such information; and (iii) provide only such of the confidential information as the disclosing party is advised by its counsel is necessary to strictly comply with such court order or subpoena.

        Nondisclosure.    Neither Caiban, Acquiror nor Newco shall disclose to the public or to any third party the existence of this Agreement or the transactions contemplated hereby or any other material non-public information concerning or relating to any other party hereto, other than with the express prior written consent of the other parties hereto, except as may be required by law or court order or to enforce the rights of such disclosing party under this Agreement, in which event the contents of any proposed disclosure shall be discussed with the other party before release; provided, however, that notwithstanding anything to the contrary contained in this Agreement, any party hereto may disclose this Agreement to any of its directors, officers, employees, stockholders, affiliates, agents and representatives who need to know such information for the sole purpose of evaluating the Merger, and to any person whose consent is required in connection with the Merger or this Agreement. The parties anticipate issuing a mutually acceptable, joint press release announcing the execution of this Agreement and the consummation of the Merger.

        No Solicitation.    In consideration of the substantial expenditure of time, effort and money to be undertaken by Acquiror in connection with the transactions contemplated by this Agreement, neither Caiban nor any of its affiliates will, prior to the earlier of the Closing or ninety (90) days after the termination of this Agreement directly or indirectly, through any officer, director, agent or otherwise: (i) solicit, initiate or encourage the submission of inquiries, proposals or offers from any person or entity relating to any acquisition or purchase of assets of or any equity interest in Caiban or any affiliate thereof or any tender offer (including a self-tender offer), exchange offer, merger, consolidation, business combination, sale of a substantial amount of assets or sale of securities, liquidation, dissolution or similar transaction involving Caiban or its affiliates (a "Transaction Proposal"); (b) enter into or participate in any discussions or negotiations regarding a Transaction Proposal, or furnish to any other person or entity any information with respect to the business, properties or assets of Caiban or its affiliates in connection with a Transaction Proposal; or (c) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other person to do or seek a Transaction Proposal. Caiban shall promptly notify Acquiror if any such proposal or offer, or any inquiry or contact with any person or entity with respect thereto is made.

  Interim Operations.

        During the period from the date of this Agreement and continuing until the earlier of the Closing or the termination of this Agreement:

        Interim Operations of Caiban.    Caiban agrees (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that Acquiror shall otherwise consent in writing) that:

        Ordinary Course.    Caiban shall carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use all reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships with customers, suppliers and others having business dealings with them;

        Dividends; Changes in Stock.    Caiban shall not and shall not propose to (a) declare, set aside or pay any dividend, on, or make other distributions in respect of, any of their capital stock, (b) split, combine or reclassify any of their capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of their capital stock (c) redeem, repurchase or otherwise acquire any shares of their capital stock or (d) otherwise change their capitalization.

        Issuance of Securities.    Except as contemplated by this Agreement, Caiban shall not sell, issue, pledge, authorize or propose the sale or issuance of, pledge or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

        Governing Documents.    Caiban shall not amend its Articles of Incorporation or its Bylaws.

        No Dispositions.    Caiban shall not sell, lease, pledge, encumber or otherwise dispose of or agree to sell, lease, pledge, encumber or otherwise dispose of, any of their material assets except in the ordinary course of business consistent with prior practice and in no event amounting in the aggregate to more than $20,000 in value of such assets.

        Indebtedness.    Caiban shall not incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or guarantee any debt securities of others other than in the ordinary course of business consistent with prior practice and in no event amounting in the aggregate to more than $20,000.

        Benefit Plans; Etc.    Caiban shall not adopt or amend in any material respect any collective bargaining agreement or Employee Benefit Plan (as defined herein).

        Executive Compensation.    Caiban shall not grant to any executive officer any increase in compensation or in severance or termination pay, or enter into any employment agreement with any executive officer.

        Acquisitions.    Caiban shall not acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or subdivision thereof, or make any investment by either purchase of stock or securities, contributions to capital, property transfer or, except in the ordinary course of business, purchase of any property or assets, of any other individual or entity.

        Tax Elections.    Caiban shall not make any material tax election or settle or compromise any material federal, state, local or foreign tax liability.

        Waivers and Releases.    Caiban shall not waive, release, grant or transfer any rights of material value or modify or change in any material respect any Material Agreement other than in the ordinary course of business and consistent with past practice.

        Other Actions.    Caiban shall not enter into any agreement or arrangement to do any of the foregoing. Caiban shall not take any action, or fail to take any action, that is reasonably likely to result in any of the representations and warranties of them set forth in this Agreement becoming untrue in any material respect.

        Interim Operations of Acquiror and Newco.    Acquiror and Newco agree (except as expressly contemplated by this Agreement, including any Exhibits and Schedules hereto, or to the extent that Caiban and the Stockholders shall otherwise consent) that:

        Ordinary Course.    Acquiror and Newco shall conduct no business activity other than in connection with the transactions contemplated by this Agreement in connection with the Merger.

        Dividends; Changes in Stock.    Neither Acquiror nor Newco shall (and neither shall propose to) (a) declare or pay any dividend, on, or make other distributions in respect of, any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (c) repurchase or otherwise acquire any shares of its capital stock or (d) otherwise change its capitalization.

        No Dispositions.    Neither Acquiror nor Newco shall sell, lease, pledge, encumber or otherwise dispose of, or agree to sell, lease, pledge, encumber or otherwise dispose of, any of its assets that are material, or any other assets except in the ordinary course of business consistent with prior practice.

        Distribution of Cash.    Prior to the Closing, Acquiror shall have distributed all of its cash and any other assets to its stockholders, except for the sum of $60,000 which Acquiror shall wire transfer to the trust account of Oswald & Yap, 16148 Sand Canyon Avenue, Irvine, California 92618 at least five business days prior to Closing to pay for accounting ($25,000) and legal ($35,000) expenses.

        Other Actions.    Acquiror shall take any action, or fail to take any action, that is reasonably likely to result in any of its representations and warranties set forth in this Agreement becoming untrue in any material respect.

  Consents.

        Acquiror and Caiban shall cooperate and use their best efforts to obtain, prior to the Closing, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts as are necessary for the consummation of the transactions contemplated by this Agreement; provided, however, that no loan agreement or contract for borrowed monies shall be repaid and no contract shall be amended materially to increase the amount payable thereunder or otherwise to be materially more burdensome in order to obtain any such consent, approval or authorization without first obtaining the written approval of the other parties hereto.

  All Reasonable Efforts.

        Subject to the terms and conditions of this Agreement and to the fiduciary duties and obligations of the boards of directors of the parties hereto to their respective stockholders, as advised by their counsel, each of the parties to this Agreement shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, as soon as reasonable practicable, to consummate the Merger and the other transactions contemplated by this Agreement.

  Public Announcements.

        Acquiror, Newco and Caiban shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement and shall not issue any other press release or make any other public statement without prior consent of the other parties, except as may be required by law or, with respect to Acquiror, by obligations pursuant to rule or regulation of the 1934 Act, the 1933 Act, any rule or regulation promulgated thereunder or any rule or regulation of the NASD.

  Notification of Certain Matters.

        Caiban shall give prompt notice to Acquiror, and Acquiror shall give prompt notice to Caiban of (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which would cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect, as to Caiban, at or prior to the Closing, and, as to Acquiror or Newco, as of the Closing and (b) any material failure of Caiban, on the one hand, or Acquiror and Newco, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them under this Agreement; provided, however, the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available to the party receiving such notice under this Agreement as expressly provided in this Agreement.

  Expenses.

        All costs and expenses incurred in connection with the Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated. In the event that the Merger is consummated, Caiban shall be responsible for legal or other expenses incurred by it, but not for those incurred by Acquiror, in connection with the preparation and negotiation of this Agreement.

  Documents at Closing.

        Each party to this Agreement agrees to execute and deliver at the Closing those documents identified in Section 2.2.

  Prohibition on Trading in Acquiror Stock.

        Caiban acknowledges that the United States securities laws prohibit any person who has received material non-public information concerning the matters which are the subject matter of this Agreement from purchasing or selling the securities of the Acquiror, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Acquiror. Accordingly, until the Closing, Caiban agrees that it will not and shall instruct its officers, directors, employees and representatives not to purchase or sell any securities of the Acquiror, or communicate such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Acquiror, until counsel for Acquiror believes that any such non-public information has been adequately disseminated to the public.

  Reservation of Shares.

        As of the Closing, Acquiror shall have authorized and reserved for issuance sufficient shares of Common Stock to permit the issuance of the Shares. Upon securing such stockholder approval, Acquiror shall promptly file an appropriate amendment to its Certificate of Incorporation with the Secretary of State of the State of Delaware.

  Indemnification.

        Caiban and Stockholders.    Caiban and Stockholders shall indemnify, defend and hold harmless Acquiror from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by Acquiror which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant or agreement of Caiban or Stockholders contained herein or in the Schedules annexed hereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Caiban or Stockholders pursuant hereto or in connection with the transactions contemplated hereby or thereby.

        Acquiror.    Acquiror shall indemnify, defend and hold harmless Caiban and Stockholders from and against any and all Claims, as defined at subsection 5.12(a), incurred by Caiban and Stockholders which arise out of or result from a misrepresentation, breach of warranty or breach of any covenant of Acquiror contained herein or in the Schedules annexed hereto or in any deed, exhibit, closing certificate, schedule or any ancillary certificates or other documents or instruments furnished by Acquiror pursuant hereto or in connection with the transactions contemplated hereby or thereby.

        Methods of Asserting Claims for Indemnification.    All claims for indemnification under this Agreement shall be asserted as follows:

          Third Party Claims.    In the event that any Claim for which a party (the "Indemnitee") would be entitled to indemnification under this Agreement is asserted against or sought to be collected from the Indemnitee by a third party the Indemnitee shall promptly notify the other party (the "Indemnitor") of such Claim, specifying the nature thereof, the applicable provision in this Agreement or other instrument under which the Claim arises, and the amount or the estimated amount thereof (the "Claim Notice"). The Indemnitor shall have thirty (30) days (or, if shorter, a period to a date not less than ten (10) days prior to when a responsive pleading or other document is required to be filed but in no event less than ten (10) days from delivery or mailing of the Claim Notice) (the "Notice Period") to notify the Indemnitee (a) whether or not it disputes the Claim and (b) if liability hereunder is not disputed, whether or not it desires to defend the Indemnitee. If the Indemnitor elects to defend by appropriate proceedings, such proceedings shall be promptly settled or prosecuted to a final conclusion in such a manner as to avoid any risk of damage to the Indemnitee; and all costs and expenses of such proceedings and the amount of any judgment shall be paid by the Indemnitor.

        If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If the Indemnitor has disputed the Claim, as provided above, and shall not defend such Claim, the Indemnitee shall have the right to control the defense or settlement of such Claim, in its sole discretion, and shall be reimbursed by the Indemnitor for its reasonable costs and expenses of such defense. Neither Indemnitee nor Indemnitor shall be liable for any settlement of any Claim without the prior written consent of the other party.

        (ii)  Non-Third Party Claims.    In the event that the Indemnitee should have a Claim for indemnification hereunder which does not involve a Claim being asserted against it or sought to be collected by a third party, the Indemnitee shall promptly send a Claim Notice with respect to such Claim to the Indemnitor. If the Indemnitor does not notify the Indemnitee within the Notice Period that it disputes such Claim, the Indemnitor shall pay the amount thereof to the Indemnitee. If the Indemnitor disputes the amount of such Claim, the controversy in question shall be submitted to arbitration pursuant to Section 9.8 hereafter.

  Acknowledgment of Approvals; Approval of Stockholders.

        By virtue of their respective signatures to this Agreement, Acquiror, Newco, Caiban and the Stockholders acknowledge their approval of this Agreement and their consent to the consummation of the transactions identified herein. Caiban shall hold a meeting of its stockholders prior to the Closing to approve the Merger and this Agreement in accordance with the CCC.

  Matters of Corporate Governance.

        Concurrent with the Closing, all members of Acquiror's Board of Directors shall resign and shall be replaced with a Board of Directors consisting of: designees of Caiban's Board of Directors, subject to the requirement to deliver Schedule 14f-1 to Acquiror's stockholders at least ten (10) days prior to such date.

  Production of Schedules and Exhibits.

        Each of the parties hereto shall utilize its reasonable best efforts to produce all Schedules and Exhibits required to be produced by it under this Agreement upon the execution hereof. In the event that any party has not produced all Schedules and Exhibits required to be produced by it hereunder upon the execution of this Agreement, all such Schedules and Exhibits shall be produced by such party within fifteen (15) business days thereafter but in no event shall such Schedules and Exhibits be delivered less than five (5) business days prior to the Closing Date. The Schedules and Exhibits produced subsequent to the execution of this Agreement, shall be given such force and effect as though such Schedules and Exhibits which were produced upon execution of this Agreement.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

  6.1    Conditions to Obligations of Caiban.

        The obligations of Caiban to consummate the Merger and the other transactions contemplated to be consummated by it at the Closing are subject to the satisfaction (or waiver by Caiban) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

        The representations and warranties of Acquiror and Newco set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time.

        Acquiror shall have complied in a timely manner and in all material respects with the respective covenants and agreements set out in this Agreement.

        The Merger shall have been approved by Newco in accordance with the provisions of the DGCL. The Board of Directors of Newco and Acquiror shall have approved the execution of this Agreement and the Merger thereby.

        There shall be delivered to Caiban an officer's certificate of Acquiror to the effect that all of the representations and warranties of Acquiror set forth herein are true and complete in all material respects as of the Closing, and the Acquiror has complied in all material respects with the covenants and agreements set forth herein that are required to be complied with by the Closing.

        There shall be delivered to Caiban an officer's certificate of Newco to the effect that all of the representations and warranties of Newco set forth herein are true and complete in all material respects as of the Closing, and Newco has complied in all material respects with the covenants and agreements set forth herein that are required to be complied with by the Closing.

        Acquiror shall have distributed all of its cash and other assets to its stockholders, other than $60,000 which Acquiror shall wire transfer to the trust account of Oswald & Yap, 16148 Sand Canyon Avenue, Irvine, California 92618 at least five business days prior to Closing for payment of accounting ($25,000) and legal ($35,000) expenses.

        All director, stockholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured.

        No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or the related transactions.

  6.2    Conditions to Acquiror's Obligations.

        The obligation of Acquiror to consummate the Merger and the other transactions contemplated to be consummated by it at the Closing are subject to the satisfaction (or waiver by Acquiror) at or prior to the Closing (or at such other time prior thereto as may be expressly provided in this Agreement) of each of the following conditions:

          (a)  The representations and warranties of Caiban set out in this Agreement shall be true and correct in all material respects at and as of the time of the Closing as though such representations and warranties were made at and as of such time;

          (b)  Caiban shall have complied in a timely manner and in all material respects with its covenants and agreements set out in this Agreement;

          (c)  There shall be delivered to Acquiror an officer's certificate of Caiban to the effect that all of the representations and warranties of Caiban set forth herein are true and complete in all material respects as of the Closing, and that Caiban has complied in all material respects with the covenants and agreements set forth herein that it is required to comply with by the Closing;

          (d)  Caiban shall have secured the approval of its stockholders necessary under the CCC, its Certificate of Incorporation and Bylaws to approve the Merger this Agreement and the transactions contemplated hereby, and shall have delivered a certificate of an authorized officer of Caiban to this effect;

          (e)  None of the holders of the Caiban Common Stock issued and outstanding immediately prior to the Effective Time shall have demanded an appraisal of the fair market value of their shares under the CCC;

          (f)    Caiban shall have paid in full or restructured the terms of any and all other outstanding indebtedness which is accelerated, in whole or in part upon consummation of the Merger or any of the transactions contemplated by this Agreement to the satisfaction of Acquiror;

          (g)  All director, stockholder, lender, lessor and other parties' consents and approvals, as well as all filings with, and all necessary consents or approvals of, all federal, state and local governmental authorities and agencies, as are required under this Agreement, applicable law or any applicable contract or agreement (other than as contemplated by this Agreement) to complete the Merger shall have been secured;

          (h)  The Acquiror shall have completed a due diligence review of the business, operations, financial condition and prospects of Caiban and shall have been satisfied with the results of its due diligence review in its sole and absolute discretion;

          The Board of Directors of Caiban and the Stockholders shall have approved the Merger in accordance with the CCC;

          No statute, rule, regulation, executive order, decree, injunction or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental authority that prohibits or restricts the consummation of the Merger or the related transactions.

ARTICLE VII

TERMINATION

  7.1    Termination.

        This Agreement may be terminated and the Merger may be abandoned at any time prior to or at the Closing:

          by mutual written consent of Acquiror and Caiban;

          by either Acquiror or Caiban:

            if the Closing shall not have occurred on or before April 30, 2002, unless otherwise extended in writing by all of the parties hereto; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before that date; or

            if any court of competent jurisdiction, or any governmental body, regulatory or administrative agency or commission having appropriate jurisdiction shall have issued an order, decree or filing or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          by Caiban if any of the conditions specified in Section 6.1 have not been met or if satisfaction of such a condition is or becomes impossible (other than through the failure of Caiban to comply with their respective obligations under this Agreement) and Caiban has not waived such conditions on or before the Closing; or

          by Acquiror if any of the conditions specified in Section 6.2 have not been met or if satisfaction of such a condition is or becomes impossible (other than through the failure of Acquiror to comply with their respective obligations under this Agreement) and Acquiror has not waived such condition on or before the Closing.

  7.2    Notice and Effect of Termination.

        In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision pursuant to which such termination is made. Upon termination, this Agreement shall forthwith become void and all obligations of the parties under this Agreement will terminate without any liability on the part of any party or its directors, officers or stockholders and none of the parties shall have any claim or action against any other party, except that the provisions of this Section 7.2 and Sections 5.2, 5.7 and 5.9, shall survive any termination of this Agreement. Nothing contained in this Section 7.2 shall relieve any party from any liability for any breach of this Agreement other than in the event of a termination pursuant to Section 7.1.

  7.3    Extension; Waiver.

        Any time prior to the Closing, the parties may (a) extend the time for the performance of any of the obligations or other acts of any other party under or relating to this Agreement; (b) waive any inaccuracies in the representations or warranties by any other party or (c) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any other party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

  7.4    Amendment and Modification.

        This Agreement may be amended by written agreement of Acquiror, Newco and Caiban.

ARTICLE VIII

MISCELLANEOUS

  8.1    Survival of Certain Representations and Warranties; Remedies.

        All representations and warranties of the Stockholders contained in or made pursuant to Section 4.2 of this Agreement shall survive the Closing for a period of twelve (12) months from the Closing Date. The right to indemnification, payment of damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of damages, or other remedy based on such representations, warranties, covenants, and obligations. The rights and remedies of the parties to this Agreement are cumulative, not alternative. In addition to their respective rights to damages or other remedies they may have, and without limitation thereof, Acquiror shall have the right to obtain injunctive relief to restrain any breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed by the parties that money damages alone would be inadequate to compensate Acquiror for such breach or other failure to perform the obligations of Caiban and the Stockholders under this Agreement.

        The rights and remedies of the parties to this Agreement are cumulative, not alternative. In addition to their respective rights to damages or other remedies they may have, and without limitation thereof, Acquiror shall have the right to obtain injunctive relief to restrain any breach or otherwise to specifically enforce the provisions of this Agreement, it being agreed by the parties that money damages alone would be inadequate to compensate Acquiror for such breach or other failure to perform the obligations of Caiban and the Stockholders under this Agreement.

  8.2    Notices.

        All notices requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given on the date if delivered personally, or upon the second business day after it shall have been deposited by certified or registered mail with postage prepaid, or upon the next business day after it shall have been deposited with a nationally recognized overnight courier such as federal express, or sent by telex, telegram or telecopier, as follows (or at such other address or facsimile number for a party as shall be specified by like notice):

(a)	if to Caiban, to it at:
	1920 Main Street, Suite 980 Irvine, CA 92614 Attn: Shannon T. Squyres Fax: (949) 955-1868	Lynne Bolduc, Esquire Oswald & Yap, APC 16148 Sand Canyon Avenue Irvine, CA 92618 Fax (949) 788-8980
(b)	if to Acquiror or Newco, to it at:	with a copy to:
	eNexi Holdings, Inc. 39012 Carriage Way Palmdale, CA 93551 Attn: Larry Mayle Fax: (949) 644-0260	Gregory Sichenzia, Esquire Sichenzia Ross Friedman Ference LLP 1065 Avenue of the Americas New York, NY 10018 Fax: (212) 930-9725

  8.3    Agreements; Assignment.

        This Agreement, including all Exhibits and Schedules hereto, constitutes the entire Agreement among the parties with respect to its subject matter and supersedes all prior agreements and understandings, both written and oral, among the parties or any of them with respect to such subject matter and shall not be assigned by operation of law or otherwise.

  8.4    Binding Effect; Benefit.

        This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns. Nothing in this Agreement is intended to confer on any person other than the parties to this Agreement or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  8.5    Headings.

        The descriptive headings of the sections of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

  8.6    Counterparts.

        This Agreement may be executed in two or more counterparts and delivered via facsimile, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

  8.7    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

  8.8    Arbitration.

        If a dispute arises as to the interpretation of this Agreement, it shall be decided finally in an arbitration proceeding conforming to the Rules of the American Arbitration Association applicable to commercial arbitration then in effect at the time of the dispute. The arbitration shall take place in Orange County, California. The decision of the Arbitrators shall be conclusively binding upon the parties and final, and such decision shall be enforceable as a judgment in any court of competent jurisdiction. The parties shall share equally the costs of the arbitration.

  8.9    Severability.

        If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

  8.10    Release and Discharge.

        By virtue of their execution of this Agreement, as of the Closing and thereafter, each of the Stockholders hereby agrees to release, remise and forever discharge Caiban from and against any and all debts, obligations, liabilities and amounts owing from Caiban to the Stockholders prior to the Closing, and Caiban is not obligated to take any action or make any payments to third parties on behalf of the Stockholders.

  8.11    Certain Definitions.

        As used herein:

          "Affiliate" shall have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended to date (the "1934 Act");

          "Business Day" shall mean any day other than a Saturday, Sunday or a day on which federally chartered financial institutions are not open for business in the City of Irvine, California.

          "Encumbrance" shall mean any lien, encumbrance, pledge, hypothecation, claim or charge.

          (b)  "Stockholders" shall mean the Stockholders, together with the other stockholders of Caiban.

          "Exchange Ratio" shall equal 13.05866667 shares of Acquiror's Common Stock for each share of Caiban Common Stock outstanding as of the Effective Time.

          "Knowledge" shall mean the actual current knowledge of the party, and/or the executive management of the party to this Agreement, as the case may be, to whom knowledge is ascribed.

          "Material Adverse Effect" shall mean any adverse effect on the business, condition (financial or otherwise) or results of operation of the relevant party and its subsidiaries, if any, which is material to such party and its subsidiaries, if any, taken as a whole; and

          (h)  "Person" means any individual, corporation, partnership, association, trust or other entity or organization, including a governmental or political subdivision or any agency or institution thereof.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the undersigned has signed or has caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

ENEXI HOLDINGS INC., a Delaware Corporation
/s/ ROGER LEROY MILLER
BY:	Roger LeRoy Miller
ITS:	President
CAIBAN HOLDINGS, INC., a Delaware Corporation
/s/ ROGER LEROY MILLER
BY:	Roger LeRoy Miller
ITS:	President
CAIBAN ENTERPRISES, INC., a California Corporation
/s/ SHANNON SQUYRES
BY:	Shannon Squyres
ITS:	Chief Executive Officer
STOCKHOLDERS OF CAIBAN ENTERPRISES, INC.,
/s/ SHANNON T. SQUYRES
Shannon T. Squyres
/s/ STEVEN D. HARGREAVES
Steven D. Hargreaves
/s/ MICHAEL KWOK
Michael Kwok
/s/ HAROLD RADIE
Harold Radie

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EXHIBIT 2.1 AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER BY AND AMONG ENEXI HOLDINGS, INC., CAIBAN HOLDINGS, INC., CAIBAN ENTERPRISES, INC., AND STOCKHOLDERS OF CAIBAN ENTERPRISES, INC.
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER
RECITALS
ARTICLE I MERGER OF NEWCO WITH AND INTO CAIBAN AND RELATED MATTERS
ARTICLE II THE CLOSING
ARTICLE III CERTAIN CORPORATE ACTION
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V AGREEMENTS OF THE PARTIES
ARTICLE VI CONDITIONS TO CONSUMMATION OF THE MERGER
ARTICLE VII TERMINATION
ARTICLE VIII MISCELLANEOUS